                                                                  EXHIBIT 10.23
[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]




                        RESEARCH COLLABORATION AGREEMENT




                                  BETWEEN THE




                                      CTRC




                              RESEARCH FOUNDATION




                                      AND




                                     SANOFI

                               TABLE OF CONTENTS





ARTICLE I -- DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
ARTICLE II--RESEARCH PROGRAM/PROGRAM COUNCIL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE III--CONSIDERATION - TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
ARTICLE IV - OPTION RIGHT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
ARTICLE V--CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
ARTICLE VI--PUBLICATION AND PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
ARTICLE VII--TERMINATION OR EXTENSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ARTICLE VIII--INVENTIONS AND PATENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ARTICLE IX--WARRANTIES AND INDEMNIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ARTICLE X--INDEPENDENT CONTRACTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
ARTICLE M--ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
ARTICLE XIII--GOVERNING LAW AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
ARTICLE XIV--NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
ARTICLE XIV--MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
LIST OF CTRC RESEARCH PROJECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
EXHIBIT B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
RESEARCH BUDGET SANOFI DIRECTED PROJECTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                        RESEARCH COLLABORATION AGREEMENT



THIS AGREEMENT, effective as of December 12, 1995 (the "Effective Date") is by and between SANOFI, a French corporation (societe anonyme), having its principal place of business at 32-34 rue Marbeuf, 75008 France (hereinafter called SANOFI, which expressions includes its affiliates, subsidiaries, successors and assignees), represented by its President, Jean- Francois DEHECQ and the CTRC RESEARCH FOUNDATION of 8122 Datapoint, Suite 600, San Antonio, Texas 78229, U.S.A., Texas non profit corporation (hereinafter called "CTRC", which expression includes its successors and assignees) represented by Chief Operating Officer, Institute for Drug Development, Mr. David HIRSCH.

         WHEREAS STERLING WINTHROP Inc. (STERLING) and CTRC have previously entered into a Research Collaboration Agreement and an Option Agreement dated October 1, 1992;

         WHEREAS STERLING and CTRC have entered into an Amendment 1 to the Research Collaboration Agreement and an Amendment 1 to the Option Agreement, both to the purpose of extending these Agreements through December 31, 1996, and making certain changes to the rights and obligations of the Parties for said calendar year 1996;

         WHEREAS, CTRC and STERLING have entered into a License and Development Agreement dated as of October 1, 1992 concerning the anticancer compound known as MGBG,

         WHEREAS STERLING, CTRC and BIOVENSA (which has changed its name to ILEX Oncology Inc. (ILEX)) have entered into a Consent, Acknowledgement and Waiver Agreement dated September 1994 in which CTRC, with STERLING's prior consent, has assigned to ILEX and ILEX has accepted to assume various assets, rights and obligations, including those of CTRC under the "MGBG License and Development Agreement" and those of CTRC concerning the anti-cancer compound known as Crisnatol Mesylate (Crisnatol Project);

         WHEREAS SANOFI has acquired STERLING and subsequently SANOFI has acquired all rights and obligations pertaining to the aforementioned Agreements, and SANOFI has decided to discontinue the Crisnatol Project;

         WHEREAS CTRC and SANOFI (jointly called the Parties) are desirous of entering into a new Research Collaboration Agreement (the Agreement) which reflects, the Parties' current needs and abilities and which, subject to terms and conditions of this Agreement replaces and supersedes all prior Agreements including the above mentioned Amendments between the Parties. Subsequently SANOFI, according to the terms and conditions set forth under article IV of this Agreement may decide, at its discretion, to enter into a License Agreement and will study, on a case by case basis, the possibility to provide CTRC with a related development work plan which shall be agreed upon between the Parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, SANOFI and CTRC agree as follows:


ARTICLE I -- DEFINITIONS


1.1      The following words and phrases shall have the following meanings:

1) (( ACQUISITION COSTS )) shall mean those necessary out-of-pockets costs (applicable to the Field of Use)
incurred or paid by CTRC to third party from whom Commercial Rights are acquired, to obtain Commercial Rights to any Licensed Compound or Licensed Technology including any licensing fees, future royalty, milestone or other payment obligations.

2) (( ANALOGUE AND COUNTERPART )) shall mean all members of a chemical class covered by a composition of matter patent, with respect to a Lead Compound.

3) (( ANNIVERSARY DATE )) shall mean January 1, 1996 and every January 1st thereafter throughout the term of this Agreement, including extensions thereof.

4) (( BUSINESS DAY )) shall mean a day on which banks are open for business in Paris, France.

5) (( COMMERCIAL RIGHTS )) shall mean CTRC's legal right by patent, contract, agreement, copyright, trademark, or other means to make, have made, sell or have sold in any country any Compound, material, technology or know-how within the Field of Use for commercial purposes, including Inventions, Know-How or Compounds. Effective January 1, 1996 Commercial Rights shall be limited to Commercial Rights arising from the Research Program.

6) (( COMPOUND(S) )) shall mean all agents, substances or materials which embody, in part or whole, the Inventions, Patents, Patent Application or Know-How.

7) (( CTRC AFFILIATE )) shall mean any present or future firm, company, joint venture or other entity which directly or indirectly is controlled by or is under the common control of CTRC. "Control" shall mean the legal power to direct or cause the direction of the general management and policies of such
entity whether through ownership of at least      [**]       percent of voting
securities, by contract or otherwise.

8) (( CTRC INFORMATION )) shall mean information developed or otherwise acquired by or for CTRC, including all animal and human laboratory and clinical data, technical information, Know-How, inventions, techniques, processes, technology, systems, formulae, results of experimentation, designs, statistics and records which pertain to Compounds and Technology that are subject to SANOFI's Option Right set forth in this Agreement, and all information relating to the contents of this Agreement, including Data Information Packages, which is necessary to effectuate the grant of license to SANOFI. Effective January 1, 1996 CIRC Information sham be limited to CTRC Information arising from the Research Program.

9) (( DATA/INFORMATION PACKAGES )) shall mean those documents which CTRC shall submit to SANOFI in accordance with the terms of this Agreement, if SANOFI decides to exercise its Option Right, (described under article IV of this Agreement) and generally will be in the following Compound/Technology categories:

         (i) Compounds which have been tested in human clinical trials. Data/Information packages will include summaries of and access to all regulatory filings, clinical studies to date, a description of all Commercial Rights, preclinical data, clinical, manufacturing and controls data and all regulatory correspondence.

         (ii) Compounds which are, in CTRC's opinion, suitable for human clinical evaluation. The Data/Information Package is intended to have such content and quality as to be suitable for filing of an Investigation New Drug Application (IND) with the Food and Drug Administration (FDA) with the reasonable expectation of initiating Phase I clinical trials in human volunteers, and will also include a description of all Commercial Rights.

         (iii) Technology which may be applied in the research and development of Compounds within the Field of Use. For Technology to be offered for license there should exist one or more Patent or Patent Applications and scientific data to indicate that the technology can immediately be applied to the discovery and development of Compounds within the Field of Use.
         Notwithstanding, the above, non-patented technology, including know-how, may make up, in whole or in part, a Data/Information Package.

10) ((DATE OF FIRST INVENTION )) shall mean the date as listed in the scientific notebook code signifying the day in which the concept was first developed and described.

11) (( FIELD OF USE )) shall mean all applications of a Licensed Compound or Licensed Technology in the treatment and/or mitigation of cancer in humans.

12) (( FIRST COMMERCIAL SALE )) shall mean the first commercial sale in any country after the date the New Drug Application (NDA), Compound License Agreement (CLA) or equivalent application for a Licensed Compound is approved.

13) (( FULL PROJECT FUNDING )) is defined as the funding for the total costs to support each project as outlined in the Research Project Plan. Full SANOFI funding is defined as the Full Project Funding outlined in the Research Project minus external grants.

14) (( FUNDING PERIOD )) shall mean each twelve (12) month calendar period during which SANOFI makes payments under Article III of this Agreement. The first Funding Period shall start January 1st, 1996 to December 31, 1996.

15) (( INVENTION )) shall mean any invention or discovery (whether or not patented or patentable) in the Field of Use which is originated or conceived or first reduced to practice. Effective January 1, 1996, Inventions shall be limited to inventions or discoveries (whether or not patented or patentable) arising from the Research Program.

16) (( KNOW-HOW )) shall mean all technical and other information arising from the Research Program, including, but not limited to all data, and information related to, results of experiments, formulae, specification, procedures, tests, Compounds, cell lines, cultures, constructs, vectors, development strains, micro-organisms, assay systems, assay protocol and assay supporting material, fermentation and purification material and techniques.

17) (( LEAD COMPOUND )) shall mean those Compounds emerging from the Research Program designated by the Program Council for advance scientific evaluation.

18) (( LICENSE )) shall mean an exclusive license to a Licensed Compound or Licensed Technology under this Agreement.

19) (( LICENSE AGREEMENT )) shall mean an agreement executed between the Parties which sets forth the terms under which a Licensed Compound or Licensed Technology shall be licensed, which agreement shall comply with the provisions of this Agreement.

20) (( DEVELOPMENT AGREEMENT )) shall mean an agreement executed between the Parties which sets forth the terms under which a Licensed Compound or Licensed Technology shall be developed, which agreement shall comply with the provisions of this Agreement.

21) (( LICENSED COMPOUND )) shall mean a Compound upon which SANOFI has exercised its Option Right under this Agreement.

22) (( LICENSED TECHNOLOGY )) shall mean a technology or Know-How upon which SANOFI has exercised its Option Right under this Agreement.

23) (( NET SALES )) shall mean the total of all charges invoiced to customers by SANOFI, any SANOFI

Affiliate, and/or its sub-licensees for Licensed Compound less: (a) normal trade and cas discounts actually allowed; (b) credits or refunds actually allowed for spoiled, damaged, out-dated, or returned goods; (c) sales and other excise taxes imposed and paid directly with respect to the sales; (d) transportation costs paid on behalf of the customer; and (e) commissions and rebates; provided, however, that sales between SANOFI and any Affiliate shall not be included in such computations. No sales of Licensed Compound to any person(s) shall be counted more than once in the calculation of Net Sales.


24) (( PATENT APPLICATIONS )) shall mean any patent applications with respect to an Invention.

25) (( PATENTS )) shall mean any patents containing a Valid Claim, granted on or pursuant to Patent applications, including any continuations, renewals, extensions or re-issues or any divisions thereof.

26) (( RESEARCH PROGRAM )) shall mean the research and pre-clinical development program as defined in the Research Program attached hereto under Exhibit A, funded by SANOFI and agreed to by the Parties, being as defined in the Research Program Plan.

27) (( RESEARCH PROGRAM PLAN )) shall mean a yearly research plan outlining the goals/objectives, costs, potential funding sources (both SANOFI requested and external grants), milestones, timelines, and status of intellectual property.

28) (( SANOFI AFFILIATE )) shall mean any present or future firm, company or joint venture or other entity which directly or indirectly controls, is controlled by or is under the common control of SANOFI. "Control" shall mean the legal power to direct or cause the direction of the general management and
policies of such entity whether through ownership of at least      [**]
percent of voting securities, by contract or otherwise.

29) (( SANOFI INFORMATION )) shall mean any and all information and technology which is applied to or derived from activities conducted by or on behalf of SANOFI with respect to any Compounds, materials, technologies, or Know-How, the rights to which are owned by SANOFI.

30) (( SANOFI PROJECTS )) shall mean any work under the Research Program on Compounds, materials, technologies, or Know-How, the rights to which are owned by SANOFI, and to which SANOFI controls the decisions on funding and program protocols.

31) (( TECHNOLOGY )) shall mean all processes, methodologies, tools and procedures used to develop and/or analyze compounds including but not limited to cell lines, cultures, constructs, vectors, development strains, micro-organisms, assay systems, assay protocol and assay supporting material fermentation and purification material and techniques.

32) (( VALID CLAIM )) shall mean a claim of an issued Patent relating to a Licensed Compound or CTRC Information held by CTRC during the existence of the Patent together with any renewals or extensions thereof or a claim of a Patent Application, which claim has not been declared or rendered invalid by re-examination, re-issue, disclaimer or unappealable final judgment of a court of competent jurisdiction. If no Patent has issued within fifteen (15) years after the earliest filing date of an application, then the claims of such application will not be considered valid.


ARTICLE II -- RESEARCH PROGRAM/PROGRAM COUNCIL

2.1 During the term of this Agreement, CTRC shall conduct or procure the conduct of the Research Program under the direction and responsibility of the Program Council as outlined in the Research Program approved by the

Program Council.

2.2 During the period of tills Agreement, CTRC shall provide to SANOFI a written progress report on its work under the Research Program in the preceding three (3) month period within twenty (20) working days after the conclusion of such period.

2.3 CTRC and SANOFI shall each designate two (2) representatives to a council to plan and oversee all scientific and technical matters relating to the Research Program (the (( Program Council))). The Program Council will approve budgets and priorities for the work to be conducted under this Agreement, in accordance with the allocation formula set forth in Article III.

The representatives will elect a chairperson who will schedule at least two (2) meetings per year, prepare meeting agendas and issue minutes for each meeting. The Parties will use good faith efforts to reach a consensus on decisions affecting the Research Program budget and project priorities.

However failing to reach a consensus, it is understood that CTRC shall have a
tie breaking vote for any budget decision up to an amount of      [**]
                    dollars and that SANOFI shall have a tie breaking vote for
any budget decision over              [**]               dollars.  The Program
Council representatives will deal in good faith at all times in attempting to reach Agreement.

2.4 Upon reasonable notice to CTRC, SANOFI's representative(s) shall have the fight to visit, at reasonable intervals, CTRC's research sites and observe CTRC's activities under the Research Program.

2.5 Upon or prior to the execution of this Agreement CTRC will submit to SANOFI a proposed Research Program including a written list of all current and proposed research projects within the Field of Use being conducted by CTRC, which proposal shall contain the approximate funding requirements for each research project to be considered by SANOFI for funding in calendar year 1996, said list being attached under Exhibit A. SANOFI will select the projects it wishes to fired according to the provisions in Article M and so notify CTRC in writing prior to November 15, 1995. Projects selected by SANOFI, including SANOFI Projects, shall constitute the Research Program for 1996. Parties should proceed according to the same terms in 1996 in order to set forth funding in calendar year 1997.

2.6 Any Acquisition Costs in excess of [**] ($[**]) dollars shall be discussed and approved with the Program Council prior to being incurred or paid by CTRC.

During the term of this Agreement and at SANOFI's request, CTRC agrees to the extent that it is authorized to do so, to review with SANOFI on a confidential basis New Research Projects (as defined below) in the Field of Use which are not encumbered by other Parties and which are not included in the Research Program. In the event SANOFI wishes to fund any of the New Research Projects or to license, or obtain an Option Right to license CTRC's proprietary rights to such projects, CTRC agrees to enter into good faith negotiations with SANOFI to effect such an agreement.

2.7 Current and proposed Research Projects submitted by CTRC to SANOFI for its review every year shall come with a brief research plan (5-6 pages) outlining the goals/objectives, costs, potential funding sources (both SANOFI requested and external grants), milestones, timelines, and status of intellectual property.

2.8 CTRC agrees to give SANOFI a first right of review of afl new research projects (New Research Project) in the Field of Use to which CTRC has the legal right to develop, make, have made, sell or have sold and which were not mentioned in the Research Program. The New Research Projects will be introduced at Program Council meetings. SANOFI has a maximum of ninety (90) days to review such research project and make the following decisions:

         a) SANOFI does not fund said New Research Project; in which event this New Research Project is unencumbered and CTRC has right to find additional source of funding; however it is understood that CTRC will inform SANOFI of any firm offer from third parties and will provide SANOFI with an additional thirty (30) days to reconsider its decision to fund this New Research Project.

         b) SANOFI agrees to fully fund this New Research Project; in which event, SANOFI shall then have all rights in the New Research Project according to the terms and obligations of this Agreement;

         c) Parties agree to partial SANOFI funding and obtainment of a mutually agreed third party co-funder. It is understood that SANOFI shall be part of all negotiations between CTRC and additional co-funder of such New Research Projects, and rights and royalties assigned to SANOFI will be negotiated based on the percentage of SANOFI's funding under said New Research Projects. Terms and conditions of said SANOFI's participation to such negotiations shall be mutually agreed upon between the Parties prior the entering into discussions with such third party co-funder.

After January 1, 1997, if SANOFI decides to fiend a New Research Project, which is at the discovery level (the project has not reached the development stage and as such is not ready to go to the FDA for IND), then SANOFI shall pay to CTRC an exclusive entrance fee of [**] ($ [**] ) dollars according to the terms of payment as stated under Article HI. It is agreed between the Parties that said entrance fee shall be spent to support investment of said New Research Project.

2.9 With respect to projects which have previously been funded by SANOFI (i.e. pre-clinical development or discovery projects to which CTRC has or may acquire Commercial Rights), but which have ceased to be funded by SANOFI, then no later than ninety (90) days after being presented to the Program Council, the Commercial Rights for such projects, to the extent not otherwise subject to any rights of SANOFI which preexist this Agreement, shall be excluded from SANOFI's Option Right.

Ninety (90) days after the presentation of such project to the Program Council, CTRC shall be free, under suitable confidentiality restrictions, to commence negotiations with third party with respect to said Commercial Rights to such projects and SANOFI shall have no further rights in such projects.

2.10. The Program Council shall also be in charge of designating the Lead Compounds.

2.11. It is understood that CTRC will keep specific note books relating to the Research Program or any New Research Project proposed to SANOFI, which shall be received by SANOFI or authorized representatives from time to time upon two weeks advance written notice by SANOFI to CTRC.


ARTICLE III--CONSIDERATION - TERMS OF PAYMENT

3.1 In consideration of the carrying out of CTRC's general research responsibilities under the Research Program, and in consideration of the other duties and obligations of CTRC under this Agreement, and subject to the termination provisions of Article VII herein, SANOFI shall provide funding to CTRC with in the amount of [**] ($ [**]) dollars for basic research and preclinical discovery research in fields related to oncology for 1996, and
SANOFI shall provide funding to CTRC in the amount of   [**]   ($[**] ) dollars
for basic research and preclinical discovery research in fields related to oncology for 1997.

3.1.1 Payments by SANOFI to CTRC over the term of the Agreement will be according to the following schedule:

         January 1, 1996          $[**]
         April 1, 1996            $[**]

         July 1,  1996            [**]
         October 1, 1996          [**]
         January 1, 1997          [**]
         April 1, 1997            [**]
         July 1,  1997            [**]
         October 1, 1997          [**]

         CTRC shall submit an invoice to SANOFI within 30 days prior to each payment due date.

3.1.2    a)      During the Funding Period beginning January 1, 1996 and ending
December 31, 1996:

                 i)       SANOFI Projects-The Parties, through the Program
                 Council, will first allocate up to    [**]     dollars
                 ($    [**]    ) for each Funding Period to SANOFI Projects.
                 SANOFI shall control, in its discretion, the planning and expenditure of such funds.

                 ii)      Other projects-The Parties, through the Program
                 Council, will allocate     [**]    dollars ($  [**]  ) plus
                 any of the   [**]     ($  [**]    ) dollars not dedicated to
                 SANOFI Projects for calendar year 1996 to fund other research projects including New Research Projects selected by SANOFI to be included in the Research Program.

         During such a period of time, all payments due under this Agreement i.e. Option Fee, Licensing Fee and Milestone Payment, as well as under the MGBG License and Development Agreement, except bonus payments, if any, shall be credited to SANOFI's funding commitment under this
         Agreement for 1996, up to a maximum credit of         [**]
                   dollars ($  [**]   ).  In the event the amount due for such
         fees and payments exceeds the maximum credit in said period of time, CTRC, shall then issue a separate invoice for such excess to SANOFI, which amount shall be payable by SANOFI within thirty (30) days.

         b) During the Funding Period beginning January 1, 1997 and ending December 31, 1997:

                 i)       SANOFI Projects SANOFI will have discretionary
                 control in planning and expenditure of up to    [**]
                           dollars ($  [**]  ) of the base funding support (
                             [**]              dollars ($  [**]    )) for use in
                 support of pre-clinical research or other research and development work on SANOFI owned or licensed Compounds and/or Technology.

                 Subject to prior express and written consent of SANOFI on a corresponding estimates provided by CTRC, SANOFI agrees to pay on a fee-for-service, basis any work conducted by CTRC on
                 SANOFI owned Compounds/Technology that exceeds   [**]
                            dollars ($  [**]  ).

                 If the SANOFI budget is less than           [**]
                 dollars ($ [**] ), the residual will be allocated to CTRC research projects. If the amount spent during the fiscal year
                 is less than       [**]             dollars ($ [**]  ), then:
                 a) a time credit will be issued to SANOFI if due to delays at CTRC, or b) be allocated to CTRC New Research Project(s) if due to delays by SANOFI including changes in priorities issued at the request of SANOFI.

                 ii)      Other projects The Parties will allocate  [**]
                 dollars ($  [**]   ) plus any of the       [**]
                 dollars ($  [**]   ) not dedicated to SANOFI Projects for
                 calendar year 1997 to fund other projects including New Research Projects selected by SANOFI to be included in the Research Program. Allocation of funding will be made by the Program Council.

c) SANOFI will provide CTRC a research budget for SANOFI directed research at the beginning of each calendar year (January 1) outlining its research requests. The first such budget is to be attached hereinafter under Exhibit B.

3.2      On or after January 1, 1997, the entrance fee of       [**]
dollars ($ [**] ) shall be paid to CTRC according to the terms of payment as stated herein for CTRC New Research Project(s) which are incorporated into the Research Program.

3.3 SANOFI shall always have the Option to prepay any payments under this Agreement.

3.4 Save and except licensing and milestones fees, to be paid under a License Agreement and/or a Development Agreement if any, funds received from SANOFI, including funds received in case SANOFI decides to enter into a New Research Project(s) shall be exclusively expended by CTRC in support of the Research Program and in the conduct of the other duties and obligations of CTRC under this Agreement.

3.5 Except as otherwise set forth in this Agreement, data, results, reports and all information contained therein prepared solely by or on behalf of SANOFI, by a party other than CTRC, which relates to the Research Program, (including New Research Projects in cases SANOFI decides to enter into it) including but not limited to SANOFI information, shall remain or become the exclusive property of SANOFI as well as all data generated on SANOFI Projects. Except as otherwise set forth in this Agreement, data, results, reports and all information contained therein prepared by or on behalf of CTRC, in contemplation of or as a result of performance of this Agreement to the exclusion of the Research Program, including but not limited to CTRC Information, shall remain or become the exclusive property of CTRC.

3.6 Notwithstanding other provisions of this Agreement, all Know-How may be used by either party without restrictions, for non commercial research purposes only (except for work conducted on SANOFI Projects).


ARTICLE IV - OPTION RIGHT


4.1      GRANT OF OPTION

4.1.1 Upon execution of this Agreement CTRC hereby grants to SANOFI, from January first 1996 an exclusive option right during the term of this Agreement as well as during a period of thirty-six (36) months following the termination of this Agreement to evaluate CTRC Information and obtain a license to any Commercial Rights which may have accrued under any Research Program, or New Research Project(s) ((( Option Right ))).

4.1.2 If SANOFI decides to invoke its Option Right or if CTRC decides to submit to SANOFI for its consideration relative to SANOFI's Option Right a commercially viable Compound and/or Technology, CTRC shall then provide SANOFI with a Data/Information Package relative to the Compound or Technology subject to the Option Right.

         a) Upon receipt of a Data/Information Package, SANOFI may exercise the Option Right by providing to CTRC a written notice of its intent to exercise its Option Right within the sixty (60) day period, with respect to its interest in obtaining a license to use CTRC Information regarding the subject Compound, material, technology or Know-How, or to support any additional work needed to complete the Data/Information Package.

         If additional time is needed for SANOFI's review or evaluation of a Data/Information Package, SANOFI shall notify CTRC before expiration of the sixty (60) day review period and state its reasons for seeking an extension of the review period. If SANOFI's reasons are acceptable to CTRC, which acceptance will not be unreasonably withheld, the Parties will agree on a reasonable extension of the review period.

         b) If SANOFI elects not to exercise by written notice its Option Right to license Commercial Rights described in a Data/Information Package of suitable content and quality, then CTRC, subject to the terms and conditions of this Agreement shall be free to offer for license to any third party such Commercial rights, or pursue it for its own account.

         c) In the event that such Data/Information Package, which in the reasonable exercises of both Parties' judgment, and according to the knowledge of the pharmaceutical industry state of the art, meets the criteria of Article 1.1.8., is not of acceptable content and quality to SANOFI in the reasonable exercise of scientific judgment, SANOFI may elect to postpone a decision on the exercise of its Option Right until sufficient work has been completed to provide the Data/information necessary to meet the criteria of Article 1.1.8.

         Such program, subject to SANOFI's express written consent on the cost of such program, shall be fully funded by SANOFI, and funding which shall represent the aggregate present value of such funding shall be fully creditable against future royalties from that Licensed Compound or Licensed Technology, and SANOFI's Option Right shall be extended through the funding period.

         d) If SANOFI is presented with a Data/Information package which CTRC believes in good faith to be of suitable content and quality to meet the criteria of Article 1. 1. 8., but SANOFI believes to be incomplete or not of acceptable content or quality and SANOFI expressly declines to fund additional work necessary for such Data/Information Package, then CTRC may offer such Data/Information Package to any third party for license and funding support, or pursue it for its own account. Data/Information packages offered to third party may not include any of the SANOFI Information without the written consent of SANOFI, which Agreement shall be granted at SANOFI's sole discretion.

4.1.3 For all Lead Compounds designated by the Program Council and resulting from the Research Program or New Research Project(s), entering development and for which SANOFI decides to exercise its Option Right, the Parties will negotiate, develop and execute a mutually agreeable written License Agreement, and Development Agreement as the case may be, SANOFI must exercise its Option Right for a License Agreement, and Development Agreement as the case may be no later than the PM submission of said Compound(s).

Notwithstanding any other provision contained herein, if SANOFI decides to exercise its Option Right with respect to a Lead Compound, then CTRC shall not grant any license to a third party regarding an Analogue and Counterpart to said Lead Compound except as may be expressly authorized in the License Agreement or Development Agreement, as the cas may be.

4.1.4 Upon SANOFI's written notice to CTRC to exercise its Option Right and the payment of license fees as further described, CTRC will grant to SANOFI an exclusive, world-wide right and license, with the right to grant sub-licenses, to possess and utilize such CTRC Information as is necessary for the development and commercialization of Licensed Compounds or Licensed technologies in the Field of Use. Such right and license includes exclusive licenses within the Field of Use under any Patents, Patent Applications, continuations, continuations in-part and foreign equivalents of same owned by or assigned to CTRC pertaining to Licensed Compounds or Licensed Technologies.

4.1.5 SANOFI, which shall retain the full authority and responsibility for defining and conducting the development of a Licensed Compound or Licensed Technology, shall be entitled, at its discretion, to provide development work to CTRC according to SANOFI currents and anticipated needs. SANOFI acknowledges that

CTRC possesses expertise in the field of oncology compound development and accordingly SANOFI, on a case by case basis, will in good faith consider the opportunity, to enter into a Development Agreement with CTRC.

If Parties so decide the Development Agreement and therefore development work plan shall be as mutually agreed between the Parties. In case the Parties cannot agree on the tenons of a Development Agreement or a development work plan SANOFI shall be entitled to enter into such development work with any third party of its choice. It is understood that SANOFI agrees to use all reasonable efforts and diligence to diligently develop the Licensed Compound or the Licensed Technology according to SANOFI's current business strategy.


4.2      EXERCISE OF OPTION RIGHT.

4.2.1    EXERCISE OF OPTION RIGHT ON COMPOUND(S):

(a) Following SANOFI's written notification of its exercise of its Option Right for a Licensed Compound, and payment of the license fee as provided hereinafter, the Parties shall negotiate in good faith and execute a License Agreement, and/or a Development Agreement, if any, for such compound.

(b) The License Agreement, and/or the Development Agreement if any, shall contain, among other provisions relative to, (i) an agreed development plan, in case a Development Agreement is entered into), (h) reimbursement and assumption by SANOFI of Acquisition Costs, (iii) diligence requirements, (iv) development responsibilities if any, of the Parties and the Program Council, and (v) provisions for termination, licensing fees, milestone payments and royalties, as set forth hereinafter.

c) The License Agreement, and/or the Development Agreement if any, shall be executed within one hundred and twenty (120) days of written exercise of SANOFI's Option Right. In the event that Parties are unable to reach an Agreement with respect to particular substantive term or terms of the License Agreement and/or Development Agreement if any, the Parties agree that the dispute shall be resolved by reference to the immediately preceding, License Agreement and/ or Development Agreement, if any, executed between the Parties.

(d) The License shall be effective upon payment of the license fee as provided hereinafter, regardless of whether the License Agreement, and Development Agreement if any, has been formally executed by the Parties. In the event, the Parties are unable to agree to a written Agreement after utilizing the procedure of Section 4.2. 1 (c) above, the Parties shall submit the matter to binding alterative dispute resolution mechanism (as selected by the Parties) to resolve such differences; or, at SANOFI's written request, CTRC shall return the license fee to SANOFI. In such event, CTRC, with respect to the terms of this Agreement, shall be free to offer such Commercial Rights to a third party or pursue it on its own account, without further obligation to SANOFI.


4.2.2    EXERCISE OF OPTION ON TECHNOLOGY:

(a) Following SANOFI's written notification of its intent to exercise its Option Right for Technology, the Parties shall negotiate in good faith in order to execute License Agreement, and/or Development Agreement as the case may be, for such Technology.

(b) In agreeing to the terms of the License Agreement and/or Development Agreement for the Technology, the Parties will consider, among other things, competing technologies, the potential market for the Technology or services enabled by the Technology, and the costs/benefit of the resulting Technology or services. The Agreement shall contain provisions for licensing fees, if any, reimbursement of Acquisition Costs, development responsibilities if any, and provisions for milestone payments and royalties, as set forth hereinafter.

(c) The License Agreement, and/or Development Agreement as the case may be, for a Licensed Technology will be executed within one hundred twenty (120) days of written notice of SANOFI's intent to exercise its Option Right. Upon execution of such Agreement, SANOFI shall pay the license fee, if any, for such Licensed Technology.

(d) If the Parties are unable to reach an Agreement on a License Agreement, and/or Development Agreement if any, for such Technology, after good faith negotiations, as set forth above, then CTRC shall be free to negotiate with third party with respect to such Technology; provided that, the terms of any technology license offered to any third party by CTRC may not materially differ from the terms offered to SANOFI.


4.3.     FEES, MILESTONES, PAYMENTS AND ROYALTIES.


4.3.1. LICENSING FEE: The licensing fees, which shall be paid upon due execution, of the corresponding License Agreement and which are inclusive of the fees under a Development Agreement if any, to be paid by SANOFI to CTRC are as follows:

(a)      [**]                   dollars ($ [**]  ) for a Licensed Compound if
the leading indication as specified in the corresponding License Agreement and/or Development Agreement if any, is used in the treatment of breast, colorectal or non-small cell lung cancer (hereinafter Major Indications); or

(b)      [**]                        dollars ($  [**] ) for a Licensed Compound
if the leading indication, as specified in the corresponding License Agreement, and/or Development Agreement, if any, is intended for use in the treatment of any cancer, other than breast, colorectal or non-small cell lung, up to a maximum of two such indications for a Licensed Compound;or

(c) For Licensed Technology, the Parties will negotiate in good faith appropriate licensing fees, if any, considering competing technologies, the potential market for the services enabled by the Technology, and the cost/benefit of the resulting services.

(d) Licensing Fees on Analogues and Counterparts to Licensed Compounds, which shall be paid by SANOFI to CTRC upon due execution of an appropriate Licensing Agreement, Development Agreement and/or amendment thereto, if any, are as follows:

(i)      [**]                 ($ [**]  ) dollars for Analogues and Counterparts
to a Licensed Compound for such indication as agreed between the Parties in the corresponding. License Agreement, and Development Agreement, if any, and

(ii)     Based upon the type of indication,       [**]               dollars
($  [**] ) for Major Indication, or            [**]              dollars
($ [**] ) for other indications, will be paid at the time of receipt of NDA approval or equivalent for said Analogues and Counterparts to Licensed Compound.

(e)      The total amount of Licensing Fee to be paid by SANOFI shall in no
case exceed           [**]             dollars ($  [**] ) for each Compound or
Technology. Example: If SANOFI exercises its Option Right to license a Compound or Technology which is intended for the treatment of breast cancer, as well another indication such as prostate cancer, CTRC is entitled only to a
license fee of the Major Indications that being          [**]            dollars
($ [**] ) for breast cancer. No additional license fee need to be paid by SANOFI for the indication of prostate cancer.

4.3.2. MILESTONE PAYMENTS: Upon achievement of any development or commercialization defined hereinafter, SANOFI will pay to CTRC a Milestone Payment as specified below:

         a) Upon the first pre-NDA meeting as agreed upon between the Parties, pre-CLA, or equivalent by SANOFI or CTRC for each Licensed Compound in each of the U.S., Japan or one of the first major countries of the European Union (EU) (i.e. France, United Kingdom, Germany), SANOFI will pay to CTRC a global lump sum Milestone Payment
         of      [**]       dollars ($  [**]  ); and

         b) Upon receipt by SANOFI or CTRC of an approval to sell commercially each Licensed Compound or Licensed Technology in the U.S., Japan or the first major country of the EU for each new approved indication, for a maximum of two such indications, SANOFI will pay to CTRC a milestone payment according to following principles:

         1st (US or Japan or first Major EU Country)        $  [**] ($)
         2nd                                                $  [**] ($)
         3rd                                                $  [**] ($)

The total amount of milestone payments per Licensed Compound or Licensed
Technology to be paid by SANOFI shall in no case exceed     [**]
dollars ($   [**]    ).


4.3.3.   ROYALTIES.


a) For each Licensed Compound sold by SANOFI, Affiliate or sub-licensee, SANOFI will pay to CTRC royalty payments of [**] percent ([**]) (said royalty be inclusive of any license fee or royalty which may be incurred by CTRC) on Net Sales of such Compound as follows. Such royalties will be paid until the last to expire of all Valid Claims for that Licensed Compound or market exclusivity for that Licensed Compound winch has been obtained by statutory or regulatory grant or decree, such as the Drug Price Competition and Patent Term Resolution Act of 1984 or foreign counterpart. However it is understood that for each Licensed Compound not covered by a Valid Claim or market exclusivity such royalties will be paid until ten (10) years after the date of First Commercial Sale for that Licensed Compound.

b) For each Licensed Technology covered by one or more Valid Claims, the Parties will negotiate in good faith an appropriate royalty, taking into consideration competing technologies, the potential market for the Technology or services enabled by the technology and the cost/benefit of the resulting Technology or services. Such royalties will be paid until the last to expire of all Valid Claims for that Licensed Technology or market exclusivity for that Licensed Technology which has been obtained by statutory or regulatory grant or decree, such as the Drug Price Competition and Patent Term Resolution Act of 1984 or foreign counterpart. However it is understood that for each Licensed Technology not covered by a Valid Claim or market exclusivity such royalties will be paid until ten (10) years after the date of First Commercial Sale for that Licensed Technology.

c) Starting with the first calendar quarter ending at least sixty (60) days after the First Commercial Sale of a Licensed product meaning a Licensed Compound or Licensed Technology (Licensed Product), SANOFI shall make written financial reports and royalty payments to CTRC within thirty (30) days after the end of each calendar quarter. Such reports shall state the number, description and aggregate Net Sales of Licensed Compounds and/or Technologies, as the case may be, during such completed calendar quarter, and the resulting calculation of earned royalty payments due to CTRC for such completed calendar quarter. With each such report SANOFI shall include payment due to CTRC of all royalties for the calendar quarter covered by such report. The remittance of royalties payable on Net Sales of Licensed Compounds and/or Technologies, as the case may be, shall be made to CTRC at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by the Wall Street Journal (or in the event there is no Wall Street Journal quote for such currency, the rate of exchange shall be established by the issuer of such currency) for the last business day of the calendar quarter in which the royalties are payable; less any withholding or transfer taxes which are applicable. SANOFI shall supply CTRC with proof of payment of such taxes paid on CTRC's behalf and shall cooperate with CTRC in obtaining credit or refund of any such taxes. The Parties shall cooperate with each other in making lawful arrangements in the event royalties payable by SANOFI are earned in a country whose currency is blocked on exchange into U.S. Dollars. Whenever any payment hereunder shall be stated to be due on a day that is not a business day such payment shall be made on the immediately succeeding business day.

d) SANOFI shall promptly notify CTRC in writing of all submissions to appropriate regulatory authorities for approvals to sell Licensed Products in any country ; of the date such approvals are granted : and the date of the First Commercial Sale of such Licensed Compounds and/or Technologies, as the case may be, under this Agreement.

e) SANOFI shall keep true and accurate records and books of accounts containing all data necessary for the calculation of the royalties payable to CTRC under this Agreement. Such records and books of account for the prior three (3) year period shall be made available at SANOFI's principal office in FRANCE on reasonable notice at all reasonable times during SANOFI's normal business hours for inspection by an independent auditor on behalf of CTRC or by an authorized office or CTRC.


4.4. CTRC IN-LICENSED COMPOUNDS

Compounds that are in-licensed to CTRC and then are offered to SANOFI as potential co-development candidates, shall have a written License Agreement, and Development Agreement plan as the case may be, with a specific and appropriate milestone and royalty schedule to be negotiated in good faith between the Parties.


4.5. REIMBURSEMENT

CTRC agrees to reimburse SANOFI for costs under Research Programs which have been funded after the date of the First Invention which relate to Compound(s) and/or Technology for which SANOFI has decided not to exercise its Option Right which Compound(s) and/or Technology have been licensed by CTRC.

The amount of reimbursement to be paid by CTRC to SANOFI shall be equal to the total amount by which SANOFI funded the costs after the Date of First Invention, for said Compound or Technology, said amount being adjusted for inflation and SANOFI shall only be reimbursed to the extent that CTRC receives royalties on the marketed Compounds or Technology, but not to exceed, [**] per cent ([**]) per year of world-wide Net Sales of said Compounds and Technology and CTRC shall obligated to pay SANOFI upon its receipt of payment of its royalties for said Compound or Technology.


ARTICLE V--CONFIDENTIALITY

5.1 CTRC and SANOFI recognize that the conduct of the Research Program may require the transfer of Confidential Information between the Parties.

It is therefore agreed that each Party shall retain in confidence the Confidential Information of the other Party during the term of this Agreement and for a period of ten (10) years from the date of receipt of the information. Each Party shall not use such Confidential Information for any purpose except as permitted in this Agreement and shall not disclose such Confidential Information to any Third Party, other than Affiliates, or third party who agree to be bound by similar confidentiality provisions as contained in this article, except as permitted by this Agreement.

5.2 The term (( Confidential Information )) as used herein in the case of documentary information, shall mean that documentary information which is marked as confidential at the time when it is given to the receiving party. Confidential Information which is originally orally disclosed and identified as confidential shall include only that information which is identified as Confidential Information by written communication from the disclosure to the recipient sent within thirty (30) days after it is originally disclosed in oral, non-tangible form.

5.3      The term "Confidential Information" shall not include:

         a) Information which was in the public domain at the time of disclosure;

         b) Information which after disclosure, becomes part of the public domain through publication or otherwise, except by breach of this Agreement;

         C) Information which the recipient can demonstrate based on written records was already in its possession prior to its disclosure under this Agreement; or

         d) Information which any Party receives from an independent third party which has the right to disclose it to such Party.

5.4 The obligations of confidentiality set forth herein shall not apply to any information to the extent that such information:

         a) Is required to be disclosed by order of a court of law or appropriate government agency or otherwise required by law;

         b) Is submitted to governmental agencies to facilitate the issuance of marketing approvals for Licensed Compounds or Licensed Technologies;

         c) Is reasonably required to be disclosed to third party such as patent agents in the filing, prosecution and issuance of Patents as permitted under the terms of this Agreement;
         d)      Has been approved for publication by the Parties; or

         e) Is Compound-related information which is reasonably required to be disclosed in connection with marketing or sublicensing activities with respect to Compounds.


ARTICLE VI-PUBLICATION AND PUBLICITY


6.1 The right of publication or oral presentation, including the results from the Research Program related to this Agreement, shall be subject to prior review and approval by the SANOFI's publication procedure committee (the Committee), in order to review for concerns such as potential Confidential Information or patentable information. Such review will be completed within thirty (30) days from the date of receipt by the Committee of publication demand, and such approval will not unreasonably be withheld.

Failure by the Committee to act within thirty (30) days of receipt of a publication or presentation proposal shall be deemed an approval by the Committee. After approval, Patent Application filings by either Party shall be the responsibility of the respective Party.

6.2 CTRC and SANOFI agree that they will not make any public announcements, press releases or otherwise publicize the contents of this Agreement, the relationship of the Patties hereunder, or any work to be conducted hereunder without first obtaining prior written approval of the other party. Further, no party shall use the name of the other party in any form of publicity, advertising or promotion without the written permission of that party.


ARTICLE VII--TERMINATION OR EXTENSION


7.1 This Agreement shall terminate on December 31, 1997, unless earlier terminated or extended for an additional one (1) year period by mutual written Agreement of the Parties. It is however understood that if Parties intend to extend this Agreement under the same terms and conditions as set forth herein such extension decision shall be agreed upon in writing no later than ninety
(90) days before the aforementioned termination date.

7.2 If the Parties decide to modify terms and conditions of this Agreement, prior to its termination in order to effectuate an extension and/or renewal of this Agreement, seventy-five (75) days prior to the termination date of this Agreement, the Parties shall mutually consent in writing to extensions of this Agreement. The terms and conditions of such extensions are to be negotiated and agreed upon by the Parties within forty-five days (45) of such mutual consent, but in no event later than seventy-five (75) days after the such mutual consent.

7.3 Either SANOFI or CTRC may terminate this Agreement by notice in writing to the other if the other commits a material breach of this Agreement which, in the case of a breach capable of remedy, shall not have been remedied within thirty (30) days of the receipt by the other of notice identifying the breach and requiring its remedy.

7.4 If CTRC suffers a substantial inability to perform its obligations under this Agreement, the Parties will meet in good faith to determine if such deficiencies can be corrected in a reasonable period of time. If no reasonable correction is available, then SANOFI will have the right, upon three (3) months notice to terminate this Agreement. The Parties will, in good faith, decide if termination can be accomplished sooner, in a manner which will not disrupt CTRC's future business.

7.5 In the event of termination of this Agreement, the rights and obligations of the Parties which have accrued up to such time shall survive and remain enforceable, including, but not limited to Articles IV, V, VI, VIII of this Agreement.


ARTICLE VIII-INVENTIONS AND PATENTS


8.1      SANOFI Inventions

CTRC recognizes that the SANOFI's Information and/or broadly speaking all materials furnished by SANOFI if any under this Agreement are the sole and exclusive property of SANOFI, and accordingly CTRC agrees to use said SANOFI's Information and/or materials only to perform its obligations under the present Agreement.

All Inventions developed solely by SANOFI or with a third party shall be the sole and exclusive property of SANOFI. The industrial exploitation by SANOFI, if any, will, therefore, not entitle CTRC to any royalties or other indemnities. In any such case SANOFI shall be the sole and exclusive owner of the results generated by this Agreement on SANOFI's Information/Projects.

8.2 Joint Inventions- All Inventions developed jointly by CTRC and SANOFI shall be the property of CTRC and SANOFI, subject to the provisions of this Agreement and the Option Agreement. If SANOFI exercises its Option

Right, SANOFI, at its discretion shall be responsible for filing and prosecuting all Patent Applications for afl Joint Inventions. Alteratively, SANOFI can fund such costs through the Research Program Funding. If SANOFI elects not to prosecute a potentially patentable Joint Invention, then CTRC, at its discretion and expense, may seek patent protection for such Invention.
CTRC and SANOFI each grants to the other a non-exclusive, royalty free, world-wide license to use such Joint Inventions for each party's own research purposes.

8.3 CTRC Inventions- All Inventions developed solely by CTRC shall be the property of CTRC subject to the provisions of the SANOFI Option Right. CTRC agrees to prepare a record of invention in writing of any Invention made within the Field of Use, and arising from the Research Program which is potentially patentable and shall submit same to SANOFI for notification and review. CTRC shall be responsible, at its discretion, for filing and prosecuting Patent Applications for all CTRC Inventions. If CTRC elects not to prosecute a potentially patentable Invention, then SANOFI, at its discretion and expense, may seek patent protection for such Invention.

8.4 CTRC agrees to have executed by its employees or any contractors or individuals working on Research Program, appropriate documents submitted by SANOFI to obtain, perfect or maintain title to CTRC Inventions and Joint Inventions. CTRC agrees also to cause its employees to furnish information and data in their possession reasonably necessary to maintain such Patents in accordance with the provisions of this Agreement.

8.5 The Program Council will coordinate mutual patent strategy between the Parties in order to effectuate the purposes of this Agreement and the possible License Agreement, it being understood that with regard to CTRC Inventions, CTRC shall bear cost related to patent application, divisions, continuations or reissue thereof.

8.6 Subject to the confidentiality provisions of this Agreement, SANOFI and/or any other third party duly appointed by SANOFI, shall be entitled within thirty (30) days from the date of execution of this Agreement to perform a intellectual property review of the current work of CTRC under the Research Program. All such visits shall be of reasonable duration during normal business hours upon two weeks advance written notice by SANOFI to CTRC.


ARTICLE IX-WARRANTIES AND INDEMNIFICATIONS

9.1 Each party hereby represents that as of the date of this Agreement it has the full right and authority to enter into and perform this Agreement, and that each party is free of any duties or obligations to third party which may conflict with the terms of this Agreement.

9.2 Each party shall defend, indemnity, and hold harmless the other party and as much as they are concerned its affiliates from any and all claims, losses, expenses, costs or damages arising from or related to any breach of a party's obligations, or any negligent act, fault, or omissions of said party under this Agreement. However SANOFI shall not be liable to CTRC or its affiliates, nor shall CTRC be liable to SANOFI or its affiliates, for any indirect incidental or consequential damages, including but not limited to loss of profit, benefits or goodwill.

9.3 Both Parties, SANOFI and CTRC represent and warrant to the other party that the Inventions, Know-How results, data, documents, trademark, copyrights and information provided by each party and used in performance of this Agreement, do not infringe any third party copyrights or other industrial property rights.

Accordingly, each party shall defend, indemnity, hold ham-Jess and protect the other party against any and all claims which might be based on the alleged infringement of third party copyrights or other industrial property rights as a consequence of the use and/or disposal in any manner of the Inventions, Know-How results, data, documents, trademark, copyrights and information provided by said party under this Agreement.

9.4 CTRC and SANOFI each warrants that it will comply with all applicable laws and regulations in connection with its performance of this Agreement, including the Food, Drug and Cosmetic Act and the Animal Health Welfare Act.

ARTICLE X-INDEPENDENT CONTRACTOR

In the performance of this Agreement, the status of CTRC, including its employees and agents, shall be that of independent contractors and not as employees, agents, or fiduciaries of SANOFI and as such have no right to make commitments for or on behalf of SANOFI.

ARTICLE XI--ASSIGNMENT

11.1 Subject to the provision of Article 11.2 and 11.3 below, no party to this Agreement shall assign to any third party the benefit and/or burden of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.2 CTRC shall be entitled, with the consent of SANOFI which shall not be unreasonably withheld, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to a subsidiary or CTRC Affiliate or the University of Texas Health Science Center at San Antonio. Provided that such CTRC Affiliate, subsidiary, or UTHSCSA undertakes and agrees in writing to assume, observe, and perform the rights and powers and/or duties and obligations of CTRC under the provisions of this Agreement, being assigned, transferred or otherwise provided.

11.3 SANOFI shall be entitled, with prior notice to CTRC, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to any subsidiary or SANOFI Affiliate or company with which it may merge or form a joint venture with provided that such SANOFI Affiliate or other company undertakes and agrees in writing to assume, observe and perform the rights and powers and/or duties and obligations of SANOFI under the provisions of this Agreement being assigned, transferred or otherwise provided.

SANOFI shall be entitled, with CTRC's prior consent, which shall not be unreasonably withheld, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to a third party.


ARTICLE XII--GOVERNING LAW AND ARBITRATION


The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New-York.

Any dispute arising in connection with or out of the performance or the interpretation of this Agreement, which the Parties cannot settle amicably shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause.

The Board of arbitrators which shall convene in New-York (USA and shall be conducted in English language, shall be made of three arbitrators, each party shall appoint one arbitrator of its choice, and third arbitrator shall be designated by the two other arbitrators.

ARTICLE XIII--NOTICE

13.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by mail by: a) First class, registered, express or air mail, or b) Telex, facsimile or other electronic media to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

Address of SANOFI
SANOFI RECHERCHE,
371 rue du Professeur J. BLAYAC
34184 Montpellier Cedex 04 FRANCE
Attention: Pierre GROS

Copy to: Legal Department
SANOFI PHARMA
78-84 Avenue Raspail
94255 - GENTILLY Cedex, FRANCE

Address of CTRC
CTRC Research Foundation
8122 Datapoint, Suite 1000
San Antonio, Texas 78229 U.S.A.
Attention: Mr. David J. HIRSCH

Copy to:
David BUTLER
Cox & Smith Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas 78205


ARTICLE XIV--MISCELLANEOUS


14.1 ENTIRE AGREEMENT.

This Agreement, and its Exhibits, and any License Agreement, and Development Agreement as the case may be, executed contemporaneously herewith, embody and set forth the entire Agreement and understanding of the Parties and supersede all prior oral and written Agreements, understanding or arrangements relating to the subject matter of this Agreement, it being understood that all Invention, Know-How, Technology in the Field of Use, arising out of the previous Research Collaboration Agreement signed between the Parties October 1, 1992 and for which SANOFI is otherwise entitled to exercise its Option Right under said agreement shall be covered by this Agreement.

14.2 AMENDMENT.

This Agreement shall not be modified or amended without a written instrument executed by CTRC and SANOFI.

14.3 WAIVER.

No failure or delay on the part of any Party hereto to exercise any right or remedy under this Agreement shall be construed or shall operate as a waiver thereof, neither shall any single or partial exercise of any right or remedy, under this Agreement preclude the exercise of any other right or remedy not preclude the further exercise of such right or remedy as the case may be.

14.4 SEVERABILITY.

If any term or provision of this Agreement or the application thereof to any party, person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to any party, person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be void and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement:



SANOFI
BY MR. JEAN-FRANCOIS DEHECQ                BY MR. GERARD LE FUR
TITLE PRESIDENT                            TITLE DIRECTOR RESEARCH & DEVELOPMENT
DATE:                                      DATE:
     -----------------------------              --------------------------------

CTRC
BY: MR. DAVID HIRSCH
TITLE CHIEF OPERATING OFFICER
DATE:
      ----------------------------

                                   EXHIBIT A


                         LIST OF CTRC RESEARCH PROJECT

                   CTRC/IDD RESEARCH PROJECT PROPOSALS - 1996

                                            PRINCIPLE                       SANOFI                             $ 1996
 PROJECT PROPOSAL                           INVESTIGATOR(S)                 DECISION                           FUNDING
----------------------------------------------------------------------------------------------------------------------
 To Identify Novel Telomerase Inhibitors    S-F. Chen                       Fund
 from the Sanofi Winthrop Library

 Automated Telomerase Inhibitor Assay &     D. Sun                          Fund
 Associated Purificaiton of Telomerase

 Design Nucleoside/Nucleotide Analog as     S-F. Chen                       Not Funded                           ---
 Telomerase Inhibitors

 Rational Approach to the Design of         M. Salazar & L. Hurley          Fund
 Telomerase Inhibitors

 Characterization of the Telomerase         B. Windle                       Fund Pending Revision
 Target

 Telomerase & Telomerase in Primary and     D. Von Hoff                     Fund
 Metastic Human Tumors

 Evaluation of Sanofi Compounds in Viro     D. Dexter                       Fund as Sanofi Directed              ---
                                                                            Project

 Development of New In Vivo Models          D. Dexter                       Fund as Sanofi Directed              ---
                                                                            Project

 Evaluation of Sanofi Directed Research     S-F. Chen                       Fund as Sanofi Directed              ---
 Compounds Using Various In Vivo Studies                                    Project

 Evaluation of Sanofi Winthrop Compounds    D. Von Hoff                     Fund as Sanofi Directed              ---
 in the Human Tumor Cloning Assay                                           Project

 Oxaliplatin-Induces Lesions in Cellular    J. Woynarowski                  Fund as Sanofi Directed              ---
 DNA                                                                        Project

 Optimizing the Antitumor Activity of       D. Von Hoff                     Fund Pending Revision & ILEX
 MGBG                                                                       Approval

 Induction of Apotosis by MGBG              D. Von Hoff                     Fund with Revision & ILEX
                                                                            Approval

 Exploitation of Novel Leads in the         L. Hurley                       Not Funded                           ---
 Naphthalimide Series (AB Series) of
 Compounds

 Topoisomerase II Inhibitors Based on       S. Kerwin & L. Hurley           Not Funded                           ---
 Breaking the Symmetry of
 Quinobenzoxazine-Mg2+2:2 Dimers

 Targeting of a Unique Subgroup of PT-      L. Hurley                       Fund with Revision
 DNA Lesions: The Rational Design of a
 New Platinum Chemotherapeutic Agent

 BCL-2 as a Target for DNA-Reactive         J. Woynarowski                  Not Funded                           ---
 Agents

 DNA Topoisomerase I-targeted Therapy       S-F. Chen                       Fund
 for Prostate Cancer

 Transcription Complexes as Targets for     G. Das                          Not Funded                           ---
 Selective Intervention of Specific Gene
 Expression

 Extrachromosomal DNA                       J. McGill & G. Eckhardt         Not Funded                           ---


 Human Helicase and Ligase as Novel         D. Sun                          Not Funded                           ---
 Targets

 GRAND TOTAL                                                                                                $

                                   EXHIBIT B

                    RESEARCH BUDGET SANOFI DIRECTED PROJECTS

                   1996 SANOFI DIRECTED RESEARCH AT CTRC/IDD


 Project (brief description of studies)                                                Unit Costs       Cost per Project
------------------------------------------------------------------------------------------------------------------------
 NEUROPEPTIDE RECEPTOR ANTAGONIST
   In Vitro MTT Combination Assays - 6 compounds x 4 cell lines @$531                  $
   New In Vitro Model Development - 3 new models @$1,985
   Receptor Studies - 4 compounds, 2 cell lines @5,000 (subcontracted)
   In Vivo Evaluations - 2 xenografts, 4 compounds; separately
      NEUROPEPTIDE RECEPTOR ANTAGONIST PROJECT SUBTOTAL

 MDR REVERSING AGENTS
   In Vitro MTT Combination Assays - 5 cell lines @$500
   New In Vitro Model Development - 3 new models @$1,985
   In Vivo Evaluations - 3 compounds, 2 xenografts, 2 murines, simultaneously
      MDR REVERSING AGENT PROJECT SUBTOTAL

 OXALIPLATIN
   Mechanism of Action Studies - J. Woynarowski proposal
   In Vivo Evaluations - 4 xenografts, combination studies @$23,667
      OXALIPLATIN PROJECT SUBTOTAL

 CLOPIDOGREL ENANTIOMER
   In Vivo Evaluations - 1 xenograft, 1 murine, 1 compound
      CLOPIDOGREL ENANTIOMER PROJECT SUBTOTAL


 ELASTASE INHIBITOR
   In Vivo Evaluations - 1 xenograft, 1 murine, 1 compound
      ELASTASE INHIBITOR PROJECT SUBTOTAL

 IN LICENSE CANDIDATES
   In Vitro MTT Combination Assays - 3 compounds, 3 cell lines @$500
   In Vitro Clonogenic Combin. Assays - 3 compounds, 3 cell lines @$1,526
   In Vivo Evaluations - 3 compounds, 2 xenografts, 2 murines; separately
      IN LICENSE CANDIDATES PROJECT SUBTOTAL

 THIOXANTHONE ANALOGUES
   In Vivo Evaluations - 2 compounds in 3 xenografts
      THIOXANTHONE ANALOGUES PROJECT SUBTOTAL

 HUMAN STEM CELL EVALUATIONS
   Yearly Volume - 6 compounds in 200 evaluable tumors, 1-hour and continuous exposure @$37
      HUMAN STEM CELL EVALUATIONS PROJECT SUBTOTAL

 CONTINGENCY FUNDING FOR PRICE ADJUSTMENTS/UNFORSEEN WORK


 GRAND TOTAL





                                       26